Exhibit 99.1

The Wendy’s Company Appoints Arthur Winkleblack Chairman of the Board

Nelson Peltz Appointed Chairman Emeritus

DUBLIN, Ohio, September 6, 2024 — The Wendy’s Company (Nasdaq: WEN) today announced that its Board of Directors has appointed Arthur B. Winkleblack as non-executive Chairman of the Board. He succeeds Nelson Peltz, who has been named Chairman Emeritus in recognition of his long-time leadership, counsel, guidance and contributions to the Board and the Company.

Winkleblack has served as Lead Independent Director since October 2023 and has been a member of the Board since 2016. He also serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee, where he is a past Chairman. Mr. Winkleblack has also been appointed as Chairman of the Executive Committee.

Peltz has served as non-executive Chairman of the Board since 2007. He is stepping down to devote more time to his other board commitments and Trian’s future activities.

Kirk Tanner, Wendy’s CEO, said: “We are immensely grateful to Nelson for his many contributions to Wendy’s over the years. Nelson has been an effective and collaborative Ieader, and Wendy’s has greatly benefited from his strategic vision and operational skills. I wish him the best with his other commitments and look forward to continuing to work with him as a significant Wendy’s shareholder.”

Tanner added: “I am excited to work with Art in his new role and am confident that the entire Board and management team will continue to work together to drive progress against the Company’s strategic growth priorities. We benefit greatly from our Board structure and composition, which includes a majority independent Board, fully independent key Board committees, substantial shareholder involvement, a combination of both tenure and board refreshment, and deep and diverse skills, experience and perspectives that span a broad range of industries.”

Peltz, CEO and a Founding Partner of Trian Fund Management, L.P., a multi-billion asset firm which, with its affiliates, beneficially owns approximately 15.3% of the outstanding shares of Wendy’s, said: “It’s been a pleasure working with the Wendy’s Board for nearly two decades, and I’m proud of the company’s growth and transformation. Kirk has transitioned seamlessly into the CEO role, and with the stewardship of the Board, including Art’s deep experience on the Board along with that of my partners Peter May and Matt Peltz, Senior Vice Chairman and Vice Chairman, respectively, I am confident that the Company is in good hands for further growth and success.”

ABOUT WENDY’S

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find a loving, forever home for every child waiting to be adopted from the North American foster care system. Today, Wendy’s and its franchisees employ hundreds of thousands of people across over 7,000 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising.

Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on X and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*Fresh beef available in the contiguous U.S., Alaska, and Canada.

Media Contact:

Heidi Schauer

Vice President – Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com

Investor Contact:

Aaron Broholm

Head of Investor Relations

(614) 764-3345; aaron.broholm@wendys.com